                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               PALL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


     (2)  Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


     (4)  Proposed maximum aggregate value of transaction:


     (5)  Total fee paid:


/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                PALL CORPORATION
                            2200 NORTHERN BOULEVARD
                           EAST HILLS, NEW YORK 11548

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD NOVEMBER 21, 1995

                             ---------------------

To the Holders of Common Stock:

     PLEASE TAKE NOTICE that the annual meeting of shareholders of Pall Corporation, a New York corporation (the "Company"), will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, on Tuesday, November 21, 1995 at 2:30 P.M. for the following purposes:

          (1) to elect four directors for a three-year term;

          (2) to consider and vote upon a proposal to approve the adoption of the Company's 1995 Employee Stock Option Plan;

          (3) to consider and vote upon a proposal to approve the adoption of the Company's Stock Option Plan for Non-Employee Directors; and

          (4) to transact such other business as may properly come before the meeting.

     The close of business on October 16, 1995 has been fixed as the record date for the meeting; only shareholders of record at that time are entitled to notice of and to vote at the meeting.

                                                 Peter Schwartzman,
                                                          Secretary

October 17, 1995

                                PALL CORPORATION
                            2200 NORTHERN BOULEVARD
                           EAST HILLS, NEW YORK 11548
                                                                October 17, 1995

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Pall Corporation, a New York corporation (the "Company"), for use at the annual meeting of shareholders to be held on Tuesday, November 21, 1995, at 2:30 P.M. at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, and at any adjournments thereof (the "meeting"). Shareholders are requested to date and execute the enclosed form of proxy and return it in the enclosed postage-paid return envelope, whether or not they plan to attend the meeting.

     The approximate date on which this proxy statement and the enclosed proxy will be first sent to shareholders is October 17, 1995. The cost of the solicitation of proxies in the enclosed form (estimated not to exceed $100,000) will be borne by the Company. The solicitation is to be made primarily by mail, but will be supplemented by telephone calls and personal solicitation by full-time regular employees of the Company, who will not be specially compensated therefor, and by the firm of Georgeson & Company Inc., which has been retained for this purpose by the Company and which is to be paid the sum of $7,500 as a fee for its services plus disbursements estimated at $60,000, such fee and estimated disbursements being included in the total cost estimate given above.

                                     VOTING

     The shares represented by each properly signed and returned proxy will be voted in accordance with the instructions marked thereon. In the event that the voting instructions are not marked on any such proxy, the shares represented by such proxy will be voted for the election as directors of the nominees proposed herein and for the approval of the 1995 Employee Stock Option Plan and the Stock Option Plan for Non-Employee Directors. The Board of Directors is not aware of any other matters to be presented for action at the meeting, but in the event that other matters are properly brought before the meeting, shares represented by properly signed and returned proxies will be voted in accordance with the judgment of the persons named as proxies.

     Shareholders have the right to revoke their proxies at any time before a vote is taken, by notifying the Corporate Secretary of the Company in writing at the address given above. In addition, a shareholder may revoke a proxy (1) by executing a new proxy bearing a later date, provided the new proxy is received by Wachovia Bank of North Carolina, N.A. (which will have a representative present at the meeting) before the vote, (2) by attending the meeting and voting in person, or (3) by any other method available to shareholders by law.

     The close of business on October 16, 1995 has been fixed as the record date for the meeting, and only shareholders of record at that time will be entitled to vote. The only capital stock of the Company outstanding is Common Stock, par value $.10 per share (the "Common Stock"). There were 114,448,437 shares of Common Stock outstanding and entitled to vote on the record date. Each shareholder is entitled to one vote for each share held.

                             ELECTION OF DIRECTORS

     Four directors are to be elected at the meeting, each for a three-year term. The Board of Directors, on the recommendation of its Nominating Committee, has nominated Katharine L. Plourde, Heywood Shelley, Alan B. Slifka and Derek T.D. Williams, all of whom are presently directors of the Company. The Board of Directors recommends that shares represented by the enclosed proxy be voted for the election of Ms. Plourde and Messrs. Shelley, Slifka and Williams. Although it is not anticipated that any of the nominees will become unavailable before the meeting, in that event the persons named as proxies on the enclosed proxy card will have the right, at their discretion, to vote all properly executed proxies for such substitute candidate, if any, as may be nominated by the Board of Directors.

     Directors will be elected by a plurality of the votes properly cast (in person or by proxy) at the meeting. Thus, shareholders who do not vote, or who withhold their vote from one or more nominees and do not vote for another person, will not affect the outcome of the election provided that a quorum is present at the meeting. A broker who is the record owner of shares of Common Stock beneficially owned by a customer will have discretionary authority to vote such shares if the broker has not received voting instructions from the beneficial owner by the tenth day before the meeting, provided that this proxy statement has been transmitted to the beneficial owner at least 15 days before the meeting.

     Information with respect to the nominees and each other present director of the Company is set forth below. The principal occupations of each director during at least the past five years is shown in the fourth column and the notes thereto.

                                                                            SERVICE AS    PRESENT
                             POSITIONS AND OFFICES                           DIRECTOR       TERM
         NAME          AGE     WITH THE COMPANY     PRINCIPAL OCCUPATIONS     SINCE       EXPIRES
---------------------- ----  --------------------- -----------------------  ----------  ------------
Abraham Appel.........  80   Director**            President, Appel            1969         1996
                                                   Consultants, Inc.,
                                                    consultants on
                                                    financing and foreign
                                                    trade, Toronto, Canada
Ulric Haynes, Jr......  64   Director**            Dean of the School of       1994         1996
                                                    Business, Hofstra Uni-
                                                    versity, Hempstead,
                                                    N.Y., since August
                                                    1991; prior thereto,
                                                    from April 1989,
                                                    Senior Vice President,
                                                    Drake Beam Morin,
                                                    Inc., management
                                                    consultants(a)
Jeremy Hayward-Surry..  52   President, Treasurer  Officer of the Com-         1993         1996
                              and Chief Financial   pany(b)
                              Officer and Direc-
                              tor**
Eric Krasnoff.........  43   Chairman and Chief    Officer of the Com-         1994         1997
                              Executive Officer     pany(c)
                              and Director**
Edwin W. Martin,        64   Director**            President until             1993         1996
  Jr..................                             September 1994, and
                                                    thereafter President
                                                    Emeritus, of the
                                                    National Center for
                                                    Disability Services,
                                                    Albertson, N.Y.
David B. Pall.........  81   Founder Chairman and            (d)               1946         1997
                              Director**
Katharine L.            43   Director              Principal and Analyst,    10/2/95        1995
  Plourde*............                              Donaldson, Lufkin &
                                                    Jenrette, Inc.,
                                                    investment banking
                                                    firm, New York, N.Y.
Chesterfield F.         70   Director**                      (e)               1971         1997
  Seibert.............
Heywood Shelley*......  68   Director              Attorney(f)                 1990         1995
Alan B. Slifka*.......  66   Director**            Managing Partner, Alan      1964         1995
                                                    B. Slifka & Com-
                                                    pany/Halcyon Partner-
                                                    ship, financial asset
                                                    management, New York,
                                                    N.Y.

                                                                            SERVICE AS    PRESENT
                             POSITIONS AND OFFICES                           DIRECTOR       TERM
         NAME          AGE     WITH THE COMPANY     PRINCIPAL OCCUPATIONS     SINCE       EXPIRES
---------------------- ----  --------------------- -----------------------  ----------  ------------
James D. Watson.......  67   Director**            Director until January      1988         1997
                                                    1994, and thereafter
                                                    President, of the Cold
                                                    Spring Harbor Labora-
                                                    tory, biomedical
                                                    research institution
                                                    specializing in
                                                    genetics, Cold Spring
                                                    Harbor, N.Y.(g)
Derek T.D. Williams*..  63   Executive Vice Presi- Officer of the Com-         1994         1995
                              dent and Chief Op-    pany(h)
                              erating Officer and
                              Director

---------------

 * Nominee for election at the meeting.

** Mr. Appel is a member of the Audit, Compensation, Nominating and Stock
   Option Committees of the Board of Directors. Mr. Haynes is a member of the Compensation Committee. Messrs. Krasnoff and Hayward-Surry and Dr. Pall are members of the Executive Committee. Dr. Martin is a member of the Stock Option and Nominating Committees. Mr. Seibert is a member of the Audit, Compensation and Nominating Committees. Mr. Slifka is a member of the Stock Option Committee. Dr. Watson is a member of the Audit Committee.

     (a) Mr. Haynes, who was the U.S. Ambassador to Algeria in 1977-1981, is also a director of Marine Midland Bank, N.A.

     (b) Mr. Hayward-Surry has been President, Treasurer and Chief Financial Officer of the Company since July 1994. Prior thereto he was Executive Vice President, Treasurer and Chief Financial Officer from November 1992 and Senior Vice President and Controller from July 1989.

     (c) Mr. Krasnoff has been Chairman and Chief Executive Officer of the Company since July 1994. Prior thereto he was President and Chief Operating Officer from October 1993, an Executive Vice President from November 1991 and a Group Vice President from July 1989.

     (d) Until July 31, 1992, Dr. Pall's principal occupation was as a senior officer of the Company; since that date, his principal occupation has been as senior scientist of the Company under the Consulting Agreement described below.

     (e) Mr. Seibert was retired until February 1994, when he became Chief Executive Officer of Marietta Corporation, a manufacturer of amenities for the hotel industry and a packager for cosmetic manufacturers. Mr. Seibert resigned as an officer and director of Marietta Corporation effective December 31, 1994, and has been retired since that date.

     (f) Mr. Shelley is a member of the firm of Carter, Ledyard & Milburn, New York, N.Y., which firm acts as legal counsel to the Company.

     (g) Dr. Watson is also a director of Diagnostic Products Corporation.

     (h) Mr. Williams has been an Executive Vice President of the Company since November 1991 and was named Chief Operating Officer in July 1994. Prior to becoming an Executive Vice President, Mr. Williams was a Group Vice President from July 1989.
                            ------------------------

     The Board of Directors of the Company met five times during fiscal 1995, including two meetings by conference telephone. The Executive Committee of the Board is authorized to act on most Board matters during the intervals between meetings of the full Board. The Executive Committee met 17 times during fiscal 1995.

     The Audit Committee met twice during fiscal 1995. The duties and responsibilities of the Audit Committee include, among other things, review of the Company's financial statements, the consideration of the nature and scope of the work to be performed by the Company's independent auditors, oversight of the results of such work, review of such auditors' letters to management which evaluate (as part of their annual audit of the Company's financial statements) the internal control systems of the Company, discussions with representatives of management of particular areas of the Company's operations, and meeting with the Company's internal audit managers to review their plans and to discuss internal audit reports.

     The Compensation Committee has the power and duty to fix the compensation of officers of the Company and to authorize and approve the making of employment contracts between the Company and its officers. The Compensation Committee met once in fiscal 1995 and in addition took certain actions by unanimous written consent.

     The Nominating Committee has the power and duty to develop policy on the size and composition of the Board of Directors and criteria for director nomination, to establish procedures for the nomination process, to identify and recommend candidates for election to the Board, and to evaluate the participation and contribution of current Board members. The Nominating Committee met once in fiscal 1995.

     The Stock Option Committee currently administers the Company's stock option plans and selects the persons, from among the eligible class, to whom options are to be granted. The Stock Option Committee met once during fiscal 1995 and in addition took certain actions by unanimous written consent. It is anticipated that the Stock Option Committee will be merged into the Compensation Committee in November 1995.

     During fiscal 1995 each presently incumbent director attended more than 75% of the aggregate number of meetings of the Board and of the Board committee or committees on which he served, except for Messrs. Slifka and Haynes, who each attended two-thirds (4 of 6) of such meetings.

     For serving on the Board of Directors, each director of the Company who is not also an employee of the Company is paid $2,000 a month plus $1,500 for each meeting of the Board and Board committees which he attends (other than meetings by conference telephone). Each member of the Audit Committee is paid an additional $500 a month. Directors who are employees receive no additional compensation.

     During fiscal 1995, the Company paid compensation to Dr. Pall in the amount of $333,000 under a Consulting Agreement which has been effective since his retirement as a full-time officer of the Company in July 1992. By the terms of the Consulting Agreement, Dr. Pall agrees to perform consulting services for the Company for not less than 30 hours a week and the Company agrees to pay for such services at the rate of $1,500 a day. This Agreement remains in effect indefinitely until terminated by either party on six months notice. During the term of the Consulting Agreement, Dr. Pall is entitled to receive, at the Company's expense, private office space and furnishings, secretarial services, a Company car and appropriate laboratory space and equipment and, on request, automobile transportation and personal accounting services.

     The Company and its officers and directors are insured under an insurance policy dated August 1, 1995 with Federal Insurance Company with respect primarily to liability arising from the performance by officers and directors of their corporate duties. The policy also includes certain other coverage and the Company pays the premium, which is at present $210,578 per year.

              COMPENSATION AND OTHER BENEFITS OF SENIOR MANAGEMENT

     The following table sets forth information concerning the total compensation of the Chief Executive Officer of the Company and the four other executive officers who had the highest individual aggregates of salary and bonus during the Company's fiscal year ended July 29, 1995. These five persons are hereinafter referred to collectively as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        -------------
                                                ANNUAL COMPENSATION      SECURITIES
             NAME AND               FISCAL     ---------------------     UNDERLYING         ALL OTHER
        PRINCIPAL POSITION           YEAR       SALARY       BONUS       OPTIONS(#)      COMPENSATION(1)
----------------------------------  ------     --------     --------    -------------    ---------------
Eric Krasnoff.....................    1995     $410,020     $410,020             0           $65,444
  Chairman and Chief                  1994      289,241      231,855       160,000            30,282
  Executive Officer effective         1993      249,288      151,243             0            19,897
  July 11, 1994
Jeremy Hayward-Surry..............    1995      280,020      210,015             0            40,286
  President, Treasurer and            1994      204,568      133,552       100,000            20,258
  Chief Financial Officer             1993      190,008      115,278             0            19,914
Derek Williams....................    1995      222,320      100,044             0            10,197
  Executive Vice President and        1994      173,416       31,354        80,000             6,501
  Chief Operating Officer             1993      164,954       35,746             0             5,722
Samuel Wortham....................    1995      195,312      136,718             0            27,078
  Group Vice President                1994      189,644       95,907        35,000            14,344
                                      1993      164,008      101,406             0            11,959
Arnold Weiner.....................    1995      179,712      125,798             0            18,331
  Group Vice President                1994      174,356       88,259        35,000            12,587
                                      1993      169,260      104,653             0            13,149

---------------

(1) Includes amounts reportable to the Internal Revenue Service (the Inland Revenue of the United Kingdom as to Mr. Williams) as imputed interest with respect to interest-free loans made by the Company for the payment of the exercise price of options under the Company's employee stock option plans. See Indebtedness of Officers and Directors under Stock Option Plans below. Such amounts in fiscal 1995 were as follows: Mr. Krasnoff -- $16,242; Mr. Hayward-Surry -- $10,884; Mr. Williams -- $10,197; and Mr. Wortham -- $7,156. Also includes contributions to the Company's Profit-Sharing Plan and Supplementary Profit-Sharing Plan, which contributions for fiscal 1995 were as follows: Mr. Krasnoff -- $49,202; Mr. Hayward-Surry -- $29,402; Mr. Wortham -- $19,922; and Mr. Weiner -- $18,331.

OPTIONS

     No options were granted to the Named Executive Officers during the Company's last fiscal year. The following table sets forth information concerning the exercise of stock options by the Named Executive Officers during fiscal 1995, and the number and value of unexercised options held by each of them at July 29, 1995.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                           OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END(2)
                          SHARES ACQUIRED      VALUE       ---------------------------    ---------------------------
          NAME            ON EXERCISE(#)    REALIZED(1)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
------------------------- ---------------   -----------    -----------   -------------    -----------   -------------
Eric Krasnoff............     --               --             67,891        125,442        $ 349,260      $ 695,739
Jeremy Hayward-Surry.....     --               --             52,890         80,442          259,880        474,489
Derek Williams...........     --               --             64,999         48,334          336,245        261,253
Samuel Wortham...........     --               --             23,308         31,692          103,793        139,333
Arnold Weiner............      6,750          $13,078         16,207         31,692           71,838        139,333

---------------

(1) Value realized is the aggregate market value, on the date of exercise, of the shares acquired less the aggregate exercise price paid for such shares.

(2) Value of unexercised options is the difference between the aggregate market value of the underlying shares (based on the closing price on July 28, 1995, which was $22.875 per share) and the aggregate exercise price for such shares.

CONTRACTS WITH NAMED EXECUTIVE OFFICERS

     The Company has employment contracts with the four Named Executive Officers other than Mr. Williams. (The Company's U.K.-based subsidiary, Pall Europe Limited, has an employment contract with Mr. Williams, described separately below.) These four contracts provide for minimum annual salaries, adjusted annually for changes in the consumer price index. The minimum annual salaries payable for fiscal 1996 are as follows: Mr. Krasnoff -- $482,500; Mr. Hayward-Surry -- $330,400; Mr. Wortham -- $203,100 and Mr. Weiner -- $187,000.
These contracts also provide for incentive bonuses determined by a formula under which a bonus equal in amount to a percentage of base salary becomes payable if the Company's after-tax consolidated net income (as defined) exceeds a certain percentage (the "Bonus Threshold") of average shareholders' equity (as defined); the bonus increases to reflect increases in net income up to a maximum bonus payable when after-tax consolidated net income equals or exceeds a certain percentage (the "Maximum Bonus Percentage") of average shareholders' equity. For fiscal 1996, the Bonus Threshold is 12.5% of average equity and the Maximum Bonus Percentage is 20% of average equity. For fiscal years after fiscal 1996, the Compensation Committee of the Board of Directors will determine the Bonus Threshold and the Maximum Bonus Percentage, consistent in each case with expected results based upon the Company's normal projection procedures, or based on sound statistical or trend data. The maximum bonus payable under this formula is 100% of base salary for Mr. Krasnoff, 75% of base salary for Mr. Hayward-Surry, and 42% of base salary for Messrs. Wortham and Weiner. In addition, Messrs. Wortham and Weiner, each of whom is in charge of a separate segment of the Company's business, are entitled to an additional bonus, in the discretion of the chief executive officer, based on the results of operations of the business segment for which the officer in question is responsible. The maximum amount of this additional bonus for Messrs. Wortham and Weiner is 28% of base salary. (See Committee Report on Executive Compensation -- Annual Incentive Bonuses.)

     Each of these employment contracts is for a term of employment which will continue until terminated by either party on not less than two years notice except that (1) the effective date of termination cannot be earlier than March 31, 1999 as to Mr. Krasnoff and July 31, 1999 as to Mr. Hayward-Surry and (2) unless the parties agree otherwise, the term of employment ends at age 65. In addition, Mr. Krasnoff has the right to terminate his employment agreement if at any time he no longer has the title, authority and duties of chief executive officer. Under each of the employment contracts described above, in the event of a change of control of the Company, the officer has the right to terminate his employment effective immediately or effective on a date specified in his notice of termination that is not more than one year from the date of giving of such notice. Upon any such termination, the officer would be entitled to his salary and bonus compensation prorated to the effective date of termination.

     The employment contract between Pall Europe Limited and Mr. Williams provides for an annual salary which will be 145,600 Pounds Sterling for fiscal 1996. This contract also provides for an incentive bonus determined under the same formula described above, with a maximum bonus of 45% of base salary. The contract with Mr. Williams is for a term of employment which will continue until terminated by either party on not less than two years notice except that there is no minimum notice period in the event of a termination by the Company after age 65. In the event of a change in control of Pall Europe Limited, Mr. Williams has the right to terminate on not less than three months or more than 24 months notice given not more than two years after the change in control.

PENSION PLANS

     The Pall Corporation Pension Plan (the "Pension Plan") is a qualified defined benefit plan under the Internal Revenue Code (the "Code"). Benefits under the Pension Plan are determined pursuant to the Plan's benefit formula under which, in general, for each fiscal year of credited service, a participant accrues a benefit equal to 1% of the participant's covered compensation for that fiscal year, plus .5% of the excess of the participant's covered compensation for that fiscal year over the Social Security Wage Base for that year ($60,600 in fiscal 1995). Covered compensation under the Pension Plan is total compensation, including bonuses and overtime but excluding stock options and contributions to all benefit programs. For fiscal 1995, the maximum amount of any participant's covered compensation which could be taken into account under the Pension Plan for the purpose of computing that participant's benefits was limited by the Code to $150,000.

     Under the Company's Supplementary Pension Plan (which is not a qualified plan under the Code), additional pension benefits are provided to certain persons, including the Named Executive Officers other than Mr. Williams. The Supplementary Pension Plan provides lifetime pension payments which, when added to primary Social Security benefits and payments from the Pension Plan, will on an annual basis equal 50% of a participant's "Final Average Compensation", which is defined as the average of the three highest of a participant's last five years of cash compensation. If a participant vested under the Supplementary Pension Plan dies before retirement, his surviving spouse receives a lifetime pension equal to 50% of the straight-life-annuity pension which the participant would have been entitled to receive upon retirement. Currently, Final Average Compensation (based on fiscal years through fiscal 1995) for the Named Executive Officers who participate in the Supplementary Pension Plan is as follows: Mr. Krasnoff -- $581,520; Mr. Hayward-Surry -- $378,548; Mr. Wortham -- $294,362 and
Mr. Weiner -- $280,679.

     The Pall (UK) Pension Fund (the "Pension Fund") provides defined benefit and lump sum benefits to participants upon retirement, or to their dependents on death before or after retirement. All full-time employees of the Company and its participating subsidiaries who are permanently resident in the United Kingdom are eligible for participation in the Pension Fund. The annual retirement pension that would be provided to a participant under the Pension Fund is determined according to the following formula: 1/60 X Pensionable Salary X Period of Pensionable Service, where Pensionable Salary is defined as the average of the three highest of the last ten years' basic salary and Period of Pensionable Service is defined as the period of full-time permanent continuous service with the Company while a participant in the Pension Fund. Benefits under the Fund are normally payable monthly as determined by the actuaries for the Fund. However, a participant has the option of receiving a portion of his or her pension in the form of a lump sum payment on retirement, with a resulting reduction in the monthly payment. Mr. Williams, who is entitled to a pension from the Pension Fund, is the only one of the five Named Executive Officers to participate in the Fund.

     In addition, certain executives of the Company and its subsidiaries who are permanently resident in the United Kingdom are also eligible for participation in one of two versions of The Pall U.K. Supplementary Pension Scheme (the "Supplementary Scheme"). The Supplementary Scheme provides pension benefits in addition to any benefits earned as a participant in the Pension Fund. Mr. Williams participates in the version of the Supplementary Scheme which was closed to future participants in 1988. This version of the Supplementary Scheme provides pension payments which, when added to payments from the Pension Fund and any other occupational pension to which the participant is entitled, will on an annual basis equal two-thirds of the participant's Pensionable Salary (as defined for the Pension Fund). The Scheme provides for inflationary increases to a maximum of 5% of total pension. Currently, Mr. Williams' Pensionable Salary (based on fiscal years through fiscal 1995) would be 120,196 Pounds Sterling.

BENEFITS PROTECTION TRUST

     The Company has established a Benefits Protection Trust to which it makes voluntary contributions to fund the Company's obligations under the Supplementary Pension Plan and the Supplementary Profit-Sharing Plan (see Committee Report on Executive Compensation) and the Company's obligations to pay the "Annual Contract Pensions" provided for under the employment agreements formerly in effect with the three former chief executive officers of the Company, including Dr. Pall. In the event of a "change in control" of the Company (as defined in the trust agreement), the trust fund must thereafter be used to satisfy the above-mentioned obligations.

INDEBTEDNESS OF OFFICERS AND DIRECTORS UNDER STOCK OPTION PLANS

     As permitted by the Company's stock option plans, optionees may elect to pay the purchase price of the Common Stock purchased upon their exercise of options granted under those Plans in installments and thereby become indebted to the Company. The following table sets forth certain information with respect to all executive officers and directors who were indebted to the Company under the stock option plans in an amount in excess of $60,000 at any time from July 31, 1994, the start of the Company's most recently completed fiscal year, to October 1, 1995. The second column of the table shows the largest amount of indebtedness outstanding during that period by each of such executive officers and directors, and the last column shows the principal amount outstanding as of October 1, 1995. All of the indebtedness shown in the table is non-interest-bearing and payable on demand.

                                                                    AMOUNT OF INDEBTEDNESS
                                                                    ----------------------
                                 NAME                               LARGEST       10/1/95
    --------------------------------------------------------------  --------      --------
    Joseph Campolong..............................................  $255,101      $255,101
    Peter Cope....................................................    60,750        40,500
    Robert Festa..................................................   138,047       138,047
    Jeremy Hayward-Surry..........................................   191,953       191,953
    Eric Krasnoff.................................................   298,125       298,125
    Peter Schwartzman.............................................    83,160           -0-
    Robert Simkins................................................   121,845        75,579
    Donald Stevens................................................    81,708        81,708
    Derek Williams................................................   129,609       129,609
    Samuel Wortham................................................   126,094       126,094

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation program for executive officers consists of four parts:

        1. base salary;

        2. annual incentive bonuses;

        3. stock options; and

        4. supplementary profit-sharing and pension plans.

     The program is based on the Company's overall philosophy of providing a balanced, competitive total compensation package. It is believed that such a program enables the Company to attract and retain highly qualified professionals and to reward sustained corporate performance, with the attendant benefit to shareholders.

Base Salary

     The Company maintains a conservative policy on base salaries. Overall, base salaries are targeted at the median, or 50th percentile, of those paid by other high technology and general industry companies of similar size (hereinafter referred to as the "market" or "marketplace").

     In the spring of 1994, the Company retained the services of The Wyatt Company, now Watson Wyatt Worldwide ("Wyatt"), an independent executive compensation consultant, to evaluate the cash compensation levels of the Company's 15 worldwide executive personnel (ten U.S.-based and five overseas). The Company and Wyatt agreed to utilize published compensation survey data in assessing compensation competitiveness relative to the marketplace. Wyatt determined the marketplace by extracting data cuts from broad-based surveys, including four conducted by Wyatt and nine conducted by three other executive compensation consulting firms. These surveys provide data specific to companies in high technology industries such as the aerospace (including military), electronic communications and biomedical fields, as well as information on a broad group of general industry companies. In some cases, regression analysis was used to arrive at compensation levels for different executive positions in a company with annual revenues comparable to the Company's revenues. The Wyatt report indicated that the Company was paying base salaries that were overall approximately 3% below the marketplace median for domestic executive positions and approximately 4% above the marketplace median for overseas executive positions.

     Employment contracts with executive officers call for a minimum annual increase in base salary equal to the percentage increase in the consumer price index. For fiscal 1995, this minimum mandatory increase was 2.3%. The Compensation Committee adjusted base salaries for fiscal 1995, as it does each year, to reflect individual performance for the past year, internal relationships and marketplace practices as shown by the Wyatt report. In general, executive base salaries were increased by 3% for fiscal 1995, with greater increases for four executive officers who had recently received promotions.

     Maurice G. Hardy, the Chairman and Chief Executive Officer of the Company, died in early July 1994. At a regularly scheduled meeting on July 11, 1994, the Company's Board of Directors promoted Eric Krasnoff from President and Chief Operating Officer to Chairman and Chief Executive Officer, and promoted Jeremy Hayward-Surry from Executive Vice President and Treasurer to President and Treasurer. Inasmuch as Messrs. Krasnoff and Hayward-Surry were new to these positions, the Compensation Committee, on the recommendation of Wyatt, set the fiscal 1995 base salaries of Messrs. Krasnoff and Hayward-Surry at $410,000 and $280,000, respectively, both such figures being approximately 15% less than the market medians for their positions as determined by Wyatt.

Annual Incentive Bonuses

     The principal method by which current cash compensation of executive officers is tied to the Company's current financial performance is the Incentive Bonus Plan. Bonus awards under the Incentive Bonus Plan are determined by the Compensation Committee in consultation with senior management, based on the Company's performance. In fiscal 1995 and prior years, the measure of performance was after-tax consolidated net income as a percentage of average shareholders' equity, i.e., return on equity or "R.O.E.". (For the purpose of the Incentive Bonus Plan, R.O.E. is determined by utilizing the fixed amount of $3,744,000 as the equity adjustment from foreign currency translation.) On the recommendation of Wyatt, and consistent with prevailing marketplace practice, the Compensation Committee has determined that beginning in fiscal 1996, bonus awards for each executive officer whose primary responsibilities are to a particular business segment of the Company will be based on two separate measures -- Company-wide R.O.E. (up to 60% of the total bonus) and net profits of the appropriate business segment (up to 40% of the total bonus).

     The Incentive Bonus Plan is sensitive to performance in that no bonuses are earned if R.O.E. is below a specified percentage. Under the bonus formula in effect for fiscal 1995, no bonus would be payable unless R.O.E. for fiscal 1995 exceeded 12.5% (the "Bonus Threshold"), and the maximum bonus would be payable if R.O.E. equaled or exceeded 19% (the "Maximum Bonus Percentage"). If R.O.E. was more than 12.5% but less than 19%, the bonus would increase pro rata from zero at R.O.E. of 12.5% to the maximum bonus (100% of base salary for Mr. Krasnoff, 75% of base salary for Mr. Hayward-Surry and 70% of base salary for most other U.S.-based executive officers) at R.O.E. of 19%. If R.O.E. was 15.75% -- the mid-point between the Bonus Threshold and the Maximum Bonus Percentage -- a "target" bonus of 50% of base salary for Mr. Krasnoff, 37.5% for Mr. Hayward-Surry and 35% of base salary for most other U.S.-based executive officers would be payable. The employment arrangements for fiscal 1995 with the Company's five executive officers based outside the U.S. provided for "target" bonuses equal to 12.5% of base salary and maximum bonuses ranging from 25% to 45% of base salary.

     Prior to the commencement of each fiscal year, the Bonus Threshold and the Maximum Bonus Percentage for that year are reviewed and set for the Incentive Bonus Plan by the Compensation Committee. These percentages have always been aggressively set and require above-average corporate performance before any bonuses are earned. For example, median R.O.E. available for comparably sized companies in the primary survey source used by Wyatt was 9.8%, which is below the 12.5% minimum R.O.E. required for any payment under the Company's Incentive Bonus Plan. Among companies comprising the Fortune 500 Index issued in May 1995, median return on equity as computed by Fortune was 13.4%, and the 75th percentile return on equity was 18.3%. The Company would rank 153rd out of the 500 on the basis of R.O.E. for fiscal 1994, which represents 70th percentile performance. Also, among the ten companies (the "Peer Group") in the Standard & Poor's Manufacturing-Diversified Industries Index at July 1995 (see Performance Graph below), median R.O.E. and average R.O.E. for the last completed fiscal year, as computed by Moody's Investors Service, were 15.1% and 14.1%, respectively, and the Company, with an R.O.E. of 16.8% for fiscal 1994 as computed by Moody's, was tied for the third highest in the group of ten.

     The Incentive Bonus Plan formula is structured so that (i) the target bonus award in any given year would result in total cash compensation (base salary plus annual bonus) which approximates the marketplace median, and (ii) the maximum bonus award would result in total cash compensation which approximates the market 75th percentile. In recent years, due to the Company's strong financial performance, actual awards made under the bonus formula have been above target bonus levels. Awards for fiscal 1995, which resulted from R.O.E. of 19.2%, equaled 200% of the target bonus awards, i.e., 100% of base salary for Mr. Krasnoff, as Chief Executive Officer, 75% of base salary for Mr. Hayward-Surry, as President, and 70% of base salary for most other U.S.-based executive officers.

Stock Options

     The Company's stock option grant program, under plans approved by shareholders, has been administered by the Stock Option Committee of the Board of Directors, which currently is separate from the Compensation Committee but will be merged with the Compensation Committee following the 1995 annual meeting of shareholders. For fiscal 1995, one director (Abraham Appel) served on both Committees. The other members of the Compensation Committee (other than one member who resigned early in the fiscal year, before the Committee had taken any action) were Ulric Haynes, Jr. (effective October 1994) and Chesterfield F. Seibert, and the other members of the Stock Option Committee were Alan B. Slifka, Dr. James D. Watson (until January 1995) and Dr. Edwin W. Martin, Jr. (effective January 1995). This report is issued over the names of the six directors who participated in the decisions of one or both of these Committees in fiscal 1995 but the involvement of each director in this report is limited to the portions thereof relating to the Committee or Committees on which such director served.

     The Stock Option Plans, although not exclusively for the benefit of executive officers (about 500 other employees of the Company are eligible to participate), are intended to complement the Incentive Bonus Plan. It is believed that stock option grants provide executive officers with opportunities for capital accumulation, promote long-term executive retention and, by fostering in executive officers a proprietary perspective in the Company, align their interests with those of the Company's shareholders.

     The Stock Option Committee may, in its discretion, grant options to purchase shares of Common Stock of the Company to any officer or other employee who, in the judgment of the Committee, is in a position to contribute significantly to the Company's success. Grants are made at an option price of 100% of the fair market value of the Common Stock on the date of grant. The Stock Option Committee has not heretofore utilized a specific formula in determining the size of option grants to executive officers. The Committee, guided by recommendations by the chief executive officer, has fixed grant levels which it deemed appropriate for each level of executive officers, e.g., group vice president, executive vice president, etc. (Based on a recommendation by Wyatt, the Committee is considering adoption of a more formal basis for determining the size of option grants for fiscal 1996 and future years.)

     It has been the policy of the Stock Option Committee to make across-the-board option grants at intervals of approximately three years with interim grants for promotions and new hires. Options heretofore granted have had a five-year term. Effective for the 1996 fiscal year, the Compensation Committee, on the recommendation of Wyatt, expects to revise the grant policy to provide for across-the-board grants approximately every two years, without significantly changing the average per annum size of grants. A more frequent grant schedule will make it easier to respond to special situations and will be more consistent with the practice of companies comprising the market, which typically make annual grants.

     No grants were made to executive officers in fiscal 1993 with the exception of three grants of 10,000 shares each to reflect promotions and increased duties of three executive officers (none of whom was among the Named Executive Officers for that year). In accordance with its historical practice, the Stock Option Committee would not normally have made across-the-board option grants in fiscal 1994. However, in the summer of 1993, the Financial Accounting Standards Board (the FASB) issued an exposure draft under which, if adopted, the Company would have been required to make a charge to income (initially in a footnote to the financial statements) with respect to option grants made after December 31, 1993. In light of this proposal, the Company accelerated its next round of option grants to December 1993. These grants to executive officers in December 1993 (fiscal 1994) were in the following respective amounts: 160,000 shares to Mr. Hardy, as Chairman and Chief Executive Officer; 100,000 shares to Mr. Krasnoff, as President and Chief Operating Officer; 50,000 shares to each of two Executive Vice Presidents; 35,000 shares to each of six Group Vice Presidents; 30,000 shares to each of three Senior Vice Presidents and 15,000 shares to the Secretary.

     The following additional fiscal 1994 grants were made in July 1994, to reflect promotions and increased duties resulting from Mr. Hardy's death: 60,000 shares to Mr. Krasnoff as Chairman and Chief Executive Officer (the abovementioned 160,000-share option granted to Mr. Hardy in December 1993 having terminated upon his death); 50,000 shares to Mr. Hayward-Surry as President and Treasurer; 30,000 shares to Mr. Williams as Executive Vice President and Chief Operating Officer; and 15,000 shares to each of two new Senior Vice Presidents. Also in July 1994, an option to purchase 15,000 shares was granted to an executive officer promoted to Executive Vice President.

     The only option grant to an executive officer in fiscal 1995 was a grant covering 15,000 shares to an officer upon his promotion to Senior Vice President.

     In view of the Company's policy of not granting options to executive officers each year, the significance of option grants is better understood by taking an average over a period of years. During the five-year period from the beginning of fiscal 1991 to the end of fiscal 1995, the average per annum option grants to all executive officers as a group were for 292,464 shares, representing about one quarter of one percent (0.25%) of the shares of Common Stock outstanding at the end of fiscal 1995.

Supplementary Profit-Sharing and Pension Plans

     The Company, in addition to providing tax-qualified profit-sharing and pension plans for its U.S. employees including executive officers, also maintains non-qualified supplementary plans covering executive officers. The Supplementary Profit-Sharing Plan provides an annual benefit with respect to annual cash compensation in excess of the maximum compensation that, under the Internal Revenue Code, can be taken into account for the qualified Profit-Sharing Plan. An executive officer's annual benefit under the Supplementary Profit-Sharing Plan is the product of (1) such excess annual earnings and (2) the ratio, for the year, of the Company's aggregate contributions under the qualified Profit-Sharing Plan to the aggregate compensation (as limited by the Code) of all qualified Profit-Sharing Plan participants. Also, the Supplementary Profit-Sharing Plan credits each participant with earnings on his or her account balance based on the investment of an amount equal to the account balance in the Fidelity Asset Manager Fund. The purpose of the Supplementary Profit-Sharing Plan is to provide to executive officers affected by the limitations under the qualified Profit-Sharing Plan a capital accumulation, on a percentage of compensation basis, equal to that provided to other employees of the Company. The Company's annual contributions to the Profit-Sharing Plan and the Supplementary Profit-Sharing Plan for the benefit of the Named Executive Officers are included in the column "All other compensation" in the Summary Compensation Table above.

     The Supplementary Pension Plan provides lifetime straight-life annuity payments which, when added to the primary Social Security benefit and payments from the Pall Corporation Pension Plan (the qualified plan) and the Pall (U.K.) Pension Fund, will on an annual basis equal 50% of the executive's "Final Average Compensation," as defined under the Supplementary Plan (see Pension Plans above). The purpose of this non-qualified plan is to assure the executives a specified level of retirement benefit over and above what would be payable under the qualified plan.

Discussion of Fiscal 1995 Compensation of the Chief Executive Officer

     Mr. Krasnoff's base salary for fiscal 1995 was $410,000 which, as noted above, was approximately 15% below the June 1994 market median rate for chief executive officers as determined by Wyatt. Mr. Krasnoff's incentive bonus for fiscal 1995 was 100% of base salary, as established prior to the start of the fiscal year, and accordingly the amount of the incentive bonus was $410,000. As a result of above-market-average performance by the Company for the fiscal year (return on equity of 19.2%), Mr. Krasnoff's total cash compensation (base salary plus incentive bonus), for the fiscal year was 20% above the market median and 4% above the 75th percentile as set forth in Wyatt's June 1994 report.

     The factors and criteria upon which the Chief Executive Officer's compensation was based, including the relationship of the Company's performance to his compensation for fiscal 1995, are set forth in the preceding sections of this Committee Report and are applicable to the total compensation package of the Chief Executive Officer as well as other executive officers.

Policy Regarding $1,000,000 Limit on Deductible Compensation

     The Omnibus Budget Reconciliation Act of 1993 limits the deductibility for federal income tax purposes of executive compensation paid by public companies to their senior officers. Under Section 162(m) of the Internal Revenue Code as amended by the 1993 law, the Company would not be able to deduct compensation of a Named Executive Officer (generally the Chief Executive Officer and the four other highest paid executive officers) in excess of $1,000,000 for any fiscal year except to the extent that the compensation in excess of that amount meets the statutory definition of "performance-based compensation". Nondeductibility would result in additional tax cost to the Company.

     In light of Section 162(m), the Company has tailored its 1993 and 1995 Stock Option Plans, and submitted them to shareholders for approval, so that gains on options granted thereunder would meet the statutory definition of "performance-based compensation". Accordingly, such gains would not be included in compensation subject to the $1,000,000 limit on deductibility. The Company has not deemed it necessary to take any other steps in response to Section 162(m) because under the Company's normal compensation policies and practices, it is unlikely that any Named Executive Officer's compensation will exceed the $1,000,000 deductibility limitation in fiscal 1996. For example, even if the Chief Executive Officer were to achieve his maximum incentive bonus of 100% of base salary in fiscal 1996 (which would require a return on equity of not less than 20%), his total compensation (excluding any gains on stock options) would nonetheless be less than $1,000,000.

Summary

     The Compensation Committee believes that the total compensation for fiscal 1995 to Mr. Krasnoff and the other executive officers of the Company was fair both to them and to the Company and its shareholders. The Committee bases this conclusion on the following factors:

          1. target cash compensation levels approximate the marketplace median and rise above that level only when Company performance warrants, and therefore fixed compensation costs have been relatively low;

          2.  the use of stock options has been judicious;

          3. the compensation program, while conservative, has enabled the Company to retain and attract top executive talent; and

          4. corporate financial performance and shareholder returns have been good, therefore justifying total cash compensation (base salary plus incentive bonus) above market median levels.

                                          Respectfully submitted,

                                          Abraham Appel
                                          Ulric Haynes, Jr.
                                          Edwin W. Martin, Jr.
                                          Chesterfield F. Seibert
                                          Alan B. Slifka
                                          James D. Watson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The directors of the Company who participated in decisions of the Board's Compensation Committee and Stock Option Committee during fiscal 1995 are named above under the caption Committee Report on Executive Compensation -- Stock Options. Mr. Seibert, a member of the Compensation Committee, is a former officer of the Company, having retired as an executive vice president in 1980.

PERFORMANCE GRAPH

     The following graph compares the annual change in the cumulative total return on the Company's Common Stock during the Company's last five fiscal years with the annual change in the cumulative total return of the Standard and Poor's Composite-500 Index and the Standard & Poor's Manufacturing-Diversified Industries Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*


End of fiscal:     Pall Corporation     S&P 500     S&P Manufacturing
--------------     ----------------     -------     -----------------
     1990              $100.00          $100.00           $100.00
     1991               171.89           112.76            105.63
     1992               193.45           127.18            110.26
     1993               159.65           138.29            125.13
     1994               153.14           145.42            145.56
     1995               226.83           183.39            199.44

---------------

* Assumes that the value of the investment in the Company's Common Stock and the two S&P indices was $100 on July 28, 1990 (the last day of the Company's 1990 fiscal year), and that all dividends were reinvested.

                                   PROPOSAL 2

                  ADOPTION OF 1995 EMPLOYEE STOCK OPTION PLAN

     The shareholders will be asked at the meeting to vote on a proposal to approve the adoption of the Pall Corporation 1995 Employee Stock Option Plan (the "1995 Plan"). On July 14, 1995, the 1995 Plan was established by the Stock Option Committee and ratified and approved by the Board of Directors, subject to shareholder approval. It is anticipated that the initial options under the Plan will be granted subsequent to the meeting, if the shareholders have approved the 1995 Plan. Neither the date of grant nor the number of shares subject to such initial options has been determined.

     The 1995 Plan provides for the issuance of options to purchase a maximum aggregate of 4,000,000 shares of the Company's Common Stock (subject to adjustment for stock splits and other capital adjustments). Options under the 1995 Plan may be issued (i) to "executive officers" of the Company (as the term is defined in the rules of the Securities and Exchange Commission), and (ii) to other employees (including officers) of the Company and its subsidiaries who, in the judgment of the Compensation Committee of the Board of Directors (the "Committee"), are in a position to contribute significantly to the Company's success ("eligible employees"). Options may not be granted on more than 200,000 shares (subject to adjustment for stock splits and other capital adjustments) to any individual within any period of 24 consecutive months. It is estimated that there are presently approximately 525 employees (including 14 executive officers) whom the Committee may consider for the grant of options. Directors who are not employees of the Company are not eligible for options under the 1995 Plan (but see Proposal 3 -- Adoption of Stock Option Plan for Non-Employee Directors below).

     The Board of Directors believes that substantial benefits accrue to the Company from the granting of stock options to employees. Such options encourage employees to acquire a proprietary interest in the Company through stock ownership and thereby afford them a greater incentive to enhance the value of the Common Stock through their own efforts in improving the Company's business. The Board adopted the 1995 Plan for these reasons and because the number of shares remaining available for option grants under the Company's existing stock option plans is deemed by the Board to be inadequate. The number of shares available for future grants under the earlier Plans on July 14, 1995 was 1,316,799, representing about 1.15% of the shares then outstanding. Accordingly, the Board of Directors and management believe that approval of the 1995 Plan is in the best interests of the Company. A copy of the Plan will be furnished to any shareholder upon written request made to the Corporate Secretary of the Company at the address shown on the cover page of this proxy statement.

     The affirmative vote of a majority of the shares of Common Stock outstanding on the record date is required for the adoption of the 1995 Plan. Thus, shareholders who do not vote or who vote to abstain will in effect be voting against the proposal. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the meeting, provided that this proxy statement is transmitted to the beneficial owners at least 15 days before the meeting.

     THE BOARD RECOMMENDS A VOTE FOR THE ADOPTION OF THE PALL CORPORATION 1995 EMPLOYEE STOCK OPTION PLAN.

DURATION AND ADMINISTRATION OF THE 1995 PLAN

     The 1995 Plan will terminate on July 13, 2005, unless earlier terminated by resolution of the Board of Directors. The 1995 Plan may be amended from time to time by the Board, except that no amendment affecting the aggregate number of shares which may be issued under the 1995 Plan will be effective unless approved by the shareholders within twelve months from the date of the adoption of such amendment by the Board of Directors. Neither termination nor any amendment of the Plan may alter or impair the rights or obligations of any person, without his or her consent, under any option theretofore granted pursuant to the 1995 Plan.

     The 1995 Plan will be administered by the Committee, which consists of three directors of the Company who are "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and "outside directors" as defined in the regulations of the Internal Revenue Service under
Section 162(m) of the Internal Revenue Code. The duties of the Committee include the selection of executive officers and eligible employees for grants of options, the determination of the number of shares covered by each option, and the formulation, within the limitations of the 1995 Plan, of a form of option.

SECURITIES SUBJECT TO THE PLAN

     Not more than 4,000,000 shares of the Common Stock of the Company may be issued pursuant to the 1995 Plan except that in the event of stock splits, stock dividends, combinations, exchanges of shares or similar capital adjustments, the Committee must make an appropriate adjustment in the number and kind of shares subject to the Plan and each outstanding option thereunder, and the option price per share under each outstanding option. If any option expires without having been fully exercised, the shares with respect to which such option has not been exercised will be available for further options.

INCENTIVE OR NONQUALIFIED STOCK OPTIONS

     The 1995 Plan provides that options granted thereunder may, at the election of the Committee, be either (a) incentive stock options meeting the requirements for such options set forth in Section 422 of the Internal Revenue Code ("ISOs") or (b) options which do not qualify as incentive stock options ("nonqualified stock options").

EXERCISE OF OPTIONS

     The 1995 Plan provides that the exercise price of an option shall be the fair market value of the stock subject to the option at the time the option is granted, as determined in good faith by the Committee. On October 12, 1995, the mean between the high and low sales prices of a share of Common Stock as reported for New York Stock Exchange composite transactions was $23.00. Under the Plan, the Committee may grant options which are exercisable at any time before the expiration of ten years from the date such option is granted. All ISOs granted by the Company to any one person (under the 1995 Plan or otherwise) may not become exercisable in any calendar year for shares having an aggregate fair market value (determined as of the dates such incentive stock options were granted) exceeding $100,000.

     The 1995 Plan provides that no option may be exercised unless the optionee has been, at all times from the date of grant of the option to the date of exercise, an employee of the Company or a subsidiary, except that (a) if the optionee shall cease to be an employee by reason of his disability or retirement under an approved retirement program of the Company or a subsidiary, the option shall remain in full force and effect and may be exercised until it expires by its terms (however, an ISO exercised more than three months after termination of employment by reason of retirement, or more than one year after termination of employment by reason of disability will cease to be treated as an ISO for federal income tax purposes), or (b) if the optionee shall die, his estate or any person acquiring the right to exercise the option by reason of his death may exercise so much of the option as the optionee was entitled to exercise at the time of death at any time within one year of death (but in no event later than the date on which the option would otherwise expire by its terms). See also Change in Control below.

INSTALLMENT PAYMENT PROVISIONS

     The 1995 Plan provides that the Committee has the power to grant either (a) options requiring full cash payment of the option price at the time of exercise or (b) options permitting the optionee to pay the option exercise price in installments. In the latter case, the optionee will be required at the time of exercise to make such cash payment, if any, as is required by Regulation G of the Federal Reserve Board. Regulation G requires that at the time of exercise, an optionee must make any cash payment necessary so that the amount owed on account of the option exercise price does not exceed the "good faith loan value" of the stock acquired upon exercise of the option. The cash payment which the Company currently requires to comply with

Regulation G is the amount, if any, by which the option exercise price exceeds 50% of the market value of the Common Stock at the time of exercise. The Committee also has the power to require installment payments of principal following exercise, but the present practice of the Committee under the Company's existing option plans is not to require such installment payments.

     The unpaid balance of the option exercise price will be payable on demand. The Company's present policy is to demand payment no later than five years and nine months after the exercise of an option or, if earlier, at the expiration of 30 days after the optionee ceases to be employed by the Company or a subsidiary for any reason other than death or retirement in accordance with a retirement plan of the Company or a subsidiary.

     An optionee who elects to pay the option exercise price in installments is not required to pay interest on the unpaid balance but will be deemed to have received taxable income for federal income tax purposes in an amount equal to the interest foregone by the Company (except that no interest is imputed if the total amount of an optionee's indebtedness outstanding under all loans from the Company does not exceed $10,000). The amount of such "imputed interest" will be determined on the basis of the federal short-term rate as in effect from time to time. An optionee who elects to itemize deductions on his or her federal income tax return (and on state tax returns in states which conform to the federal law in this regard) will be entitled to deduct the amount of the imputed interest as "investment interest" deductible to the extent of the optionee's investment income.

     The 1995 Plan also provides that upon exercise of an option as to which the optionee has elected to make payment of the exercise price in installments, the shares will be issued in the optionee's name and the optionee will have all the rights of a shareholder, including the right to vote such shares and the right to receive dividends. However, the optionee is required to pledge the shares to the Company as collateral for the unpaid balance of the option exercise price and is allowed to withdraw the shares from his pledge only upon payment of the balance of the option exercise price of the shares withdrawn plus (if less than all of the pledged shares are withdrawn) any additional amount required so that the margin requirements of Regulation G continue to be met as to the remaining balance owed by the optionee to the Company.

PAYMENT OF EXERCISE PRICE WITH COMPANY STOCK

     In addition to the methods of payment of the option exercise price in cash and under the installment payment provisions just described, options issued under the 1995 Plan may provide that the person exercising the option, at his or her election, shall have the right to make payment by delivering to the Company shares of Common Stock of the Company having a total fair market value equal to the option exercise price, or a combination of cash and such shares having a total fair market value equal to the option exercise price. For this purpose, the fair market value of a share of Common Stock will be the mean between the high and low sale prices of the Common Stock on the trading date preceding the option exercise date, as such prices are reported for New York Stock Exchange composite transactions. Only shares which have been beneficially owned by the person exercising the option for at least six months may be delivered in payment of the option exercise price.

TRANSFERABILITY OF OPTIONS

     No option is transferable by the optionee except by will or by the laws of descent and distribution. No option may be exercised during the optionee's lifetime by anyone other than the optionee.

CHANGE IN CONTROL

     In the event of a "Change in Control" of the Company (as defined below), options outstanding under the 1995 Plan on the day preceding the date of the Change in Control (x) will become exercisable in full on the date of the Change in Control (i.e., to the extent that any option or portion thereof is not yet exercisable, the right to exercise such option in full will be accelerated), and
(y) will remain fully exercisable, whether or not the optionee ceases to be an employee of the Company or a subsidiary, until the date on which the option would otherwise expire by its terms by the passage of time.

     A "Change in Control" for purposes of the 1995 Plan shall mean any of the following:

            (i) the earlier of (a) the tenth day after the first date of public announcement that any person has become an "Acquiring Person," meaning in general any person who or which, together with all such person's affiliates and associates, is the beneficial owner of 20% or more of the Company's Common Stock, and (b) the tenth business day (or such later date as may be determined by the Company's Board of Directors prior to such time as any person becomes an Acquiring Person) after either the date on which any person (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or any of its subsidiaries) commences a tender or exchange offer, or the date of the first public announcement that any such person intends to commence a tender or exchange offer, the consummation of which in either case would result in any person becoming the beneficial owner of shares of Common Stock aggregating 20% or more of the shares of Common Stock then outstanding; or

           (ii) during any time when there is an Acquiring Person, any reclassification of securities (including any reverse stock split), or recapitalization or reorganization of the Company or other transaction or series of transactions involving the Company which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by any Acquiring Person or any affiliate or associate of an Acquiring Person; or

          (iii) the consolidation of the Company with, or merger with and into, any other person, the consolidation of any person with the Company, or the merger of any person with and into the Company in which all or part of the Common Stock shall be changed into or exchanged for other stock or securities, or cash or any other property, or the sale or other transfer by the Company or one or more of its subsidiaries, in one or more transactions, of assets or earning power aggregating 50% or more of the assets or earning power of the Company and its subsidiaries taken as a whole to any other person other than the Company or one or more of its wholly-owned subsidiaries; or

           (iv) the date on which the number of duly elected and qualified directors of the Company who were not either elected by the Company's Board of Directors or nominated by the Board of Directors for election by the shareholders shall equal or exceed one-third of the total number of directors of the Company as fixed by its by-laws.

     However, no Change in Control will be deemed to occur, and no rights arising upon a Change in Control pursuant to the 1995 Plan will exist, to the extent that the Board of Directors of the Company so determines by resolution adopted prior to the Change in Control. Any such resolution may be rescinded or countermanded by the Board at any time. If the Board so determines by resolution that no Change in Control will be deemed to occur, and such resolution is not rescinded or countermanded, the Board will have the right to authorize the cancellation and termination of all options then outstanding under the 1995 Plan as of a date to be fixed by the Board, provided that not less than 30 days written notice of the date so fixed shall be given to each optionee. Each optionee will have the right during such period (whether or not the optionee ceases to be an employee of the Company or a subsidiary during such period) to exercise his or her options as to all or any part of the shares covered thereby, including any shares as to which the options have not yet become exercisable.

FEDERAL INCOME TAX CONSEQUENCES

     Options granted under the 1995 Plan will be either ISOs or nonqualified options. For federal income tax purposes, assuming that the shares acquired by the holder of an ISO are not disposed of within two years from the date the option was granted or one year from the date the option was exercised, (i) the Company receives no deduction either upon the grant or the exercise of an ISO or upon a subsequent sale of the shares by the optionee and (ii) the optionee realizes no income for tax purposes either at the time of the grant or exercise of the ISO. Instead, the optionee will realize income or loss only upon his or her subsequent sale of the option shares, and the optionee's income, in the amount of any excess of the sale price over the option exercise price, will be taxed as long-term capital gain. If, however, the shares are disposed of within either of the two periods mentioned above, the tax consequences for the Company and the optionee will be essentially as described below for nonqualified options.

     The recipient of a nonqualified option will not realize any taxable income upon the grant of the option. Upon exercise of such option, the optionee will realize ordinary income in an amount generally measured by the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price. The Company will be entitled to a deduction in the same amount as the ordinary income realized by the optionee. Upon the sale of such shares, the optionee will realize short-term or long-term capital gain or loss, depending upon the length of time the shares are held. Such gain or loss will be measured by the difference between the sale price of the shares and the market price of the shares on the date of exercise.

     The payment of the option exercise price by delivery of Common Stock of the Company would constitute a non-taxable exchange by the optionee and would not affect the ISO status of the Common Stock issued upon the exercise of the option. However, if the Common Stock delivered in payment was previously acquired pursuant to the exercise of an ISO and had not been held for the requisite period, the exchange would constitute a premature disposition for purposes of the ISO holding period requirements. The tax consequences to the Company resulting from the payment of the option exercise price by the delivery of Common Stock will not be different from such consequences when payment is made in cash as described above.

     See Installment Payment Provisions above for a discussion of the tax consequences of paying the exercise price of an option in non-interest-bearing installments.

                                   PROPOSAL 3

                         ADOPTION OF STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

     The shareholders will be asked at the meeting to vote on a proposal to approve the adoption of the Pall Corporation Stock Option Plan for Non-Employee Directors (the "Director Plan"). On July 14, 1995, the Director Plan was authorized and adopted by the Board of Directors, subject to shareholder approval.

     The Director Plan provides for the issuance of options to purchase a maximum aggregate of 300,000 shares of the Company's Common Stock (subject to adjustment for stock splits and other capital adjustments). Options under the Plan will be issued automatically each year, on the date of and immediately following the annual meeting of the Company's shareholders, to each member of the Board of Directors who is elected or re-elected at such annual meeting and who is not at that time an employee of the Company or any of its subsidiaries (a "Non-Employee Director"). There are currently nine Non-Employee Directors.

     The purpose of the Director Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in increased Common Stock ownership by Non-Employee Directors. Such incentive resulting from the acquisition of a proprietary interest in the Company is similar to that which the 1995 Employee Stock Option Plan seeks to create with respect to the Company's employees (see Proposal 2 above). The Director Plan also is designed to be competitive with the director compensation programs of other corporations comparable to the Company, and to respond to the trend in recent years toward increasing the non-cash, incentive components of director compensation. The adoption of a separate non-employee director option plan was suggested to the Company by Watson Wyatt Worldwide, the independent executive compensation consultant referred to above (see Committee Report on Executive Compensation).

     The Director Plan is a formula-type option plan under which the timing and amount of option grants and the exercise prices thereunder are fixed and automatic and not subject to the discretion of any person. The reason for such a formula structure is to allow all Non-Employee Directors, including those who are members of the Board committee which administers the Company's stock option plans, to be eligible for the grant of options. Unless a formula plan is used, the grant of options to members of the Board committee administering the Company's stock option plans would destroy, for all of the Company's plans, the exemption from the "short-swing profits" liability provisions of Section 16(b) of the Securities Exchange Act of 1934 afforded by Rule 16b-3 under that Act. Under that Rule, a formula plan preserves the exemption by eliminating all discretion of the Board or any Board committee with respect to the timing, amount or exercise price of option grants to Non-Employee Directors.

     For the foregoing reasons, the Board of Directors and management believe that approval of the Director Plan is in the best interests of the Company. A copy of the Director Plan will be furnished to any shareholder upon written request made to the Corporate Secretary of the Company at the address shown on the cover page of this proxy statement.

     The affirmative vote of a majority of the shares of Common Stock outstanding on the record date is required for the adoption of the Director Plan. Thus, shareholders who do not vote or who vote to abstain will in effect be voting against the proposal. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the meeting, provided that this proxy statement is transmitted to the beneficial owners at least 15 days before the meeting.

     THE BOARD RECOMMENDS A VOTE FOR THE ADOPTION OF THE PALL CORPORATION STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

ADMINISTRATION OF THE DIRECTOR PLAN

     The Director Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee will have the authority (within the limitations described in the Director Plan) to prescribe a form of option, to construe the Director Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as the Committee may deem desirable.

SECURITIES SUBJECT TO THE PLAN

     Not more than 300,000 shares may be issued pursuant to the Director Plan, except that in the event of stock splits, stock dividends, combinations, exchanges of shares or similar capital adjustments, the Committee must make an appropriate adjustment in the number and kind of shares subject to the Director Plan and each outstanding option thereunder, and the option price per share under each outstanding option. If any option expires without having been fully exercised, the shares with respect to which such option has not been exercised will be available for further options. The number of shares issuable under the Director Plan represents approximately one-quarter of one percent (0.25%) of the number of shares outstanding on the record date for the meeting. Options covering these shares will be granted over a period estimated at six years or more, depending on Board turnover (see Eligibility and Grant of Options below).

ELIGIBILITY AND GRANT OF OPTIONS.

     Subject to the approval of the Director Plan by the Company's shareholders at the meeting, Non-Employee Directors will automatically, and without any action by the Board or the Committee, be granted options as follows:

          1. On the date of and immediately following the 1995 meeting and each annual meeting of the Company's shareholders thereafter, each Non-Employee Director who is elected a director of the Company for the first time by the shareholders at such annual meeting (disregarding any previous election of such person by the Board) will be granted an option to purchase 20,000 shares of Common Stock if such director is elected for a three-year term, 16,667 shares of Common Stock if such director is elected for a two-year term, and 13,333 shares of Common Stock if such director is elected for a one-year term. Thus Ms. Plourde, who is standing for election by the shareholders for the first time, and for a three-year term, will if elected be granted an option to purchase 20,000 shares of Common Stock.

          2. On the date of and immediately following the 1995 meeting and each annual meeting thereafter, each Non-Employee Director who is re-elected a director for a three-year term will be granted an option to purchase 10,000 shares (except as to Mr. Slifka in 1995 -- see paragraph "3" below), for a two-year term 6,667 shares and for a one-year term 3,333 shares. Thus Mr. Shelley, who is standing for re-election for a three-year term, will if re-elected be granted an option to purchase 10,000 shares of Common Stock.

          3. On the date of and immediately following the 1995 meeting, Abraham Appel and Alan Slifka, who heretofore were ineligible for option grants under the Company's existing stock option plans by reason of their service on the Stock Option Committee of the Board of Directors, will be granted options as follows: (i) Mr. Appel (whose present term will expire at the annual meeting in 1996) will be granted an option to purchase 10,000 shares, provided that he is a director of the Company immediately following the 1995 meeting, and (ii) Mr. Slifka (whose present term will expire at the 1995 meeting) will be granted an option to purchase 20,000 shares, provided that he is re-elected at the meeting.

TERMS AND CONDITIONS OF OPTIONS

     The exercise price of each option granted under the Director Plan will be the Fair Market Value on the date of grant of the shares of Common Stock subject to such option. "Fair Market Value" on any date means the mean between the high and the low sales prices of the Common Stock on such date as reported for composite transactions on the New York Stock Exchange (the "NYSE"), or on such other national securities exchange on which the Common Stock may be listed if the Common Stock is not then listed on the NYSE, or on the Nasdaq System if the Common Stock is then listed only thereon. On October 12, 1995, the mean between the high and the low sales prices of a share of Common Stock as reported for New York Stock Exchange composite transactions was $23.00. If no sale is made on the NYSE, such other exchange or the Nasdaq System on the date of grant, or if the Common Stock is not then listed on any exchange or on the Nasdaq System, Fair Market Value will be determined by the Committee in accordance with Treasury Regulations applicable to incentive stock options.

     No part of an option may be exercised before the first anniversary of the date of grant or after the fifth anniversary of the date of grant. Each option granted under the Director Plan will become exercisable (vest) in three substantially equal, cumulative installments on each of the first three anniversary dates of the date of grant.

     A person exercising an option must make full cash payment of the option exercise price of the shares being acquired, or agree to pay the exercise price in installments on terms substantially similar to those described above for the 1995 Plan. See Proposal 2 -- Installment Payment Provisions. The Director Plan, like the 1995 Plan, also permits an optionee to make payment by delivering to the Company shares of Common Stock of the Company then having a total Fair Market Value equal to the option exercise price, or a combination of cash and such shares having a total Fair Market Value equal to the option exercise price. See Proposal 2 -- Payment of Exercise Price with Company Stock.

TRANSFERABILITY OF OPTIONS

     No option will be transferable by the optionee except by will or by the laws of descent and distribution, and an option may not be exercised during the optionee's lifetime by anyone other than the optionee or any legal representative appointed for an optionee. If any optionee dies holding an option which has not been fully exercised, his or her estate or any person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of such person may, at any time within one year after the date of such death (but in no event after the option expires by its terms), exercise the option to the extent that it was exercisable at the time of the optionee's death.

AMENDMENT AND TERMINATION OF THE DIRECTOR PLAN

     The Director Plan may be amended at any time and from time to time by the Board of Directors as it may deem advisable, provided that the Board may not, without approval by the shareholders of the Company, increase the maximum number of shares of Common Stock as to which options may be granted under the Director Plan. In addition, neither the Board nor the Committee will have the power to amend the Director Plan in any way or take any other action which would cause options granted under the Director Plan to fail to qualify as "formula awards" under and for purposes of Rule 16b-3 under the Securities Exchange Act.

     The Director Plan will terminate upon the adoption of a resolution of the Board terminating it or, if earlier, immediately following an annual meeting of shareholders if at that time the number of shares remaining available for the grant of options under the Director Plan is not sufficient for the making of the grants required by the Director Plan to be made immediately following such annual meeting. Neither termination nor any amendment of the Director Plan may alter or impair any of the rights or obligations of any person, without his or her consent, under any option theretofore granted pursuant to the Director Plan.

FEDERAL INCOME TAX CONSEQUENCES

     All options granted under the Director Plan will be nonqualified options. See Proposal 2 -- Federal Income Tax Consequences.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of the close of business on the record date for the meeting with respect to beneficial ownership of Common Stock by (a) the only shareholder who, to the Company's knowledge, is the beneficial owner of more than 5% of the outstanding Common Stock, (b) each current director of the Company; (c) each Named Executive Officer included in the Summary Compensation Table above, and (d) all directors and executive officers of the Company as a group. In each case, except as otherwise indicated in the footnotes to the table, the shares shown in the second column are owned directly by the individual or members of the group named in the first column and such individual or group members have sole voting and dispositive power with respect to the shares shown. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations; inclusion in the table of shares not owned directly by the named officer or director does not constitute an admission that such shares are beneficially owned by the officer or director for any other purpose.

                                                                 SHARES OF
                                                                COMMON STOCK
                                                                BENEFICIALLY     PERCENT
                     NAME OF BENEFICIAL OWNER                      OWNED*        OF CLASS
    ----------------------------------------------------------  ------------     --------
    FMR Corp. and affiliates..................................    6,472,301(a)      5.6%
    Abraham Appel.............................................    5,634,001(b)      4.9
    Ulric Haynes, Jr..........................................       15,000          --
    Jeremy Hayward-Surry......................................       73,607(c)       .1
    Eric Krasnoff.............................................      135,864(d)       .1
    Edwin W. Martin, Jr.......................................       15,306          --
    David B. Pall.............................................      707,492(e)       .6
    Katharine L. Plourde......................................        1,000          --
    Chesterfield F. Seibert...................................      102,772          .1
    Heywood Shelley...........................................       35,500(c)       --
    Alan B. Slifka............................................       29,996          --
    James D. Watson...........................................       23,600(f)       --
    Arnold Weiner.............................................       56,708          --
    Derek T.D. Williams.......................................      100,588          .1
    Samuel Wortham............................................       38,577          --
    23 Current Directors and Executive Officers of the Company
      as a Group..............................................    7,434,222(g)      6.5

---------------

     * Includes shares covered by stock options exercisable within 60 days of the record date as follows: Mr. Haynes -- 15,000 shares; Mr.
Hayward-Surry -- 52,891 shares; Mr. Krasnoff -- 67,892 shares; Dr.
Martin -- 15,000 shares; Dr. Pall -- 42,892 shares; Mr. Seibert -- 35,000 shares; Mr. Shelley -- 34,000 shares; Dr. Watson -- 20,000 shares; Mr.
Weiner -- 16,208 shares; Mr. Williams -- 64,999 shares; Mr. Wortham -- 23,309 shares, and the 23 Current Directors and Executive Officers of the Company as a Group -- 551,650 shares.

     (a) The information as to the beneficial ownership of Common Stock by FMR Corp., certain of its wholly-owned subsidiaries and affiliated investment companies and its Chairman, Edward C. Johnson 3d, was obtained from their joint statement on Schedule 13G as amended June 9, 1995, filed with the Securities and

Exchange Commission. Such statement discloses that (i) FMR Corp. (through its wholly-owned subsidiary Fidelity Management & Research Company ("Fidelity")) and certain investment companies for which Fidelity acts as investment advisor ("Fidelity Funds") together have sole dispositive power, but no voting power, with respect to an aggregate of 6,093,594 shares of Common Stock held by a number of Fidelity Funds (such shares are voted by Fidelity in accordance with written guidelines established by the Boards of Trustees of the several Fidelity Funds), (ii) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., has sole voting power with respect to 206,707 shares of Common Stock and sole dispositive power with respect to 318,707 shares of Common Stock held in institutional investment accounts at Fidelity Management Trust Company, and
(iii) Fidelity International Limited, an investment advisor to various investment companies and institutional investors, has sole voting and dispositive power with respect to 60,000 shares of Common Stock.

     (b) These shares are held of record by Canmont Investment Corp. which is wholly-owned by Mr. Appel and members of his immediate family and as to which Mr. Appel has sole voting and dispositive power.

     (c) Does not include 136,100 shares beneficially owned by the Estate of Maurice G. Hardy. Messrs. Hayward-Surry and Shelley are two of the three executors of Mr. Hardy's will; the executors have sole voting and dispositive power with respect to the shares owned by the Estate.

     (d) Includes 7,970 shares owned by Mr. Krasnoff's wife and 20,094 shares owned by two trusts established for the benefit of his children and as to which Mr. Krasnoff disclaims voting or dispositive power.

     (e) Includes 27,769 shares owned by Dr. Pall's wife and as to which Dr. Pall disclaims voting or dispositive power.

     (f) Includes 300 shares owned by Dr. Watson's son and as to which Dr. Watson disclaims voting or dispositive power.

     (g) Includes 136,100 shares beneficially owned by the Estate of Maurice G. Hardy (see note (c) above) and 78,374 shares owned by spouses and other close relatives and as to which the directors and executive officers in the group disclaim beneficial ownership.

                            ------------------------

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules thereunder of the Securities and Exchange Commission (the "Commission") require the Company's directors and certain of its officers to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on the basis of information obtained from each director and officer. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors and officers during the fiscal year ended July 29, 1995 were filed on time except as follows: (1) Donald Stevens, a Senior Vice President of the Company, filed his initial
Section 16(a) report one day late; (2) Clifton Hutchings, a Group Vice President of the Company resident in the United Kingdom, did not timely file two reports for two voluntary cash purchases made under the Company's dividend reinvestment plan for 12 shares and 11 shares of Common Stock, respectively; and(3) Henry Petronis, a director of the Company whose term expired in November 1994, did not timely file one report for a sale of Common Stock.
All of the foregoing transactions in Common Stock, although not reported timely, have been duly reported.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP ("Peat Marwick") acted as the Company's independent auditors for the fiscal year ended July 29, 1995 and have been selected to act in that capacity in fiscal 1996. It is anticipated that representatives of Peat Marwick will be present at the meeting to respond to appropriate questions and will have an opportunity, if they desire, to make a statement.

                                 ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended July 29, 1995 is concurrently being furnished to shareholders of record at the record date for the meeting. Additional copies of the Annual Report may be obtained upon request to the Corporate Secretary of the Company at the address shown on the cover page of this proxy statement.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 1996 annual meeting of shareholders, any shareholder proposal must be received by the Corporate Secretary of the Company prior to June 19, 1996. The Nominating Committee of the Board of Directors will consider nominees for director recommended by shareholders. The procedure to be followed in submitting such recommendations is for the shareholder making the recommendation to send the Corporate Secretary a letter making the recommendation and describing fully the education, business experience and other qualifications of the person recommended.

October 17, 1995

PROXY


                               PALL CORPORATION
              ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 21, 1995


The undersigned hereby appoints DAVID B. PALL, ERIC KRASNOFF and JEREMY HAYWARD-SURRY, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the Common Stock of Pall Corporation (the "Company") which the undersigned would be entitled to vote if present at, and to act for the undersigned at, the annual meeting of shareholders of the Company to be held on Tuesday, November 21, 1995, at 2:30 P.M., and at any adjournment thereof, on the matters indicated on the reverse side hereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE HEREOF (OR FOR A SUBSTITUTE NOMINEE IF ANY OF THOSE NAMED SHOULD BECOME UNAVAILABLE), FOR APPROVAL OF THE ADOPTION OF THE 1995 EMPLOYEE STOCK OPTION PLAN, AND FOR APPROVAL OF THE ADOPTION OF THE STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. ON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED ABOVE AS PROXIES.

                               (Continued, and to be signed, on the other side)

1. Election of Directors: Katharine L. Plourde, Heywood Shelley, Alan B. Slifka and Derek T. D. Williams

           / / FOR ALL     / / WITHHOLD ALL     / / FOR ALL EXCEPT

    If you wish to withhold authority for any particular nominee(s), mark the "For All Except" box and print the name(s) of such nominee(s) below.

    --------------------------------------------------------------------------

2.  Adoption of the 1995 Employee Stock Option Plan.

                   / / FOR     / / AGAINST     / / ABSTAIN

3.  Adoption of the Stock Option Plan for Non-Employee Directors.

                   / / FOR     / / AGAINST     / / ABSTAIN

4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.



                                    SIGNATURE(S):
                                                 -----------------------------

                                    ------------------------------------------

                                    DATE:                               , 1995
                                         -------------------------------
                                    The signer(s) hereby revoke(s) all proxies
                                    heretofore given by the signer(s) to vote at said meeting or any adjournment thereof.

 NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian or corporate officer, please give full title as such.